Filed in the Office of	Business Number E0118672007-1
Barbara K. Cegavske	Filing Number 20200730517
Secretary of State State Of Nevada	Filed On 6/17/2020 12:37:00 PM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
Bunker Hill Mining Corp.

2. The articles have been amended as follows: (provide article numbers, if available)
The first paragraph of Article Fourth is amended as follows:

The total number of shares of capital stock which the Corporation shall have authority to issue is: Seven Hundred and Sixty Million (760,000,000). These shares shall be divided into two classes with 750,000,000 shares designated as common stock at $0.000001 par value (the "Common Stock") and 10,000,000 shares designated as preferred stock at $.000001 par value (the "Preferred Stock").

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Wayne Parsons, Chief Financial Officer.

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.